Exhibit (10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectuses and “Complete and partial portfolio holdings — arrangements to disclose to service providers and fiduciaries”, “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information and to the incorporation by reference of our reports dated September 29, 2011 in this Registration Statement (Form N-1A Nos. 33-87254 and 811-08764) of the PACE Select Advisors Trust.

ERNST & YOUNG LLP

New York, New York
November 23, 2011